EXHIBIT 2.6

                             CONTRIBUTION AGREEMENT

                        DATED AS OF February 26, 1997

                                  BY AND AMONG

                            APPLE ORTHODONTIX, INC.,

                    DUNCAN Y. BROWN PROFESSIONAL CORPORATION

                                       AND

                             THE OWNERS NAMED HEREIN
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                                TABLE OF CONTENTS

ARTICLE I      DEFINITIONS...................................................  1

        Section 1.01         CERTAIN DEFINED TERMS...........................  1

ARTICLE II     THE ACQUISITION, CONTRIBUTION AND DELIVERY; OBLIGATIONS
               ASSUMED.......................................................  5

        Section 2.01         ACQUIRED ASSETS AND EXCLUDED ASSETS.............  5
        Section 2.02         THE CLOSING.....................................  6
        Section 2.04         ACQUISITION PRICE...............................  6
        Section 2.05         ALLOCATION REPORTING............................  6
        Section 2.06         FRACTIONAL SHARES...............................  6
        Section 2.07         ACCOUNTS RECEIVABLE.............................  6
        Section 2.08         MAIL RECEIVED AFTER CLOSING.....................  7
        Section 2.09         OBLIGATIONS ASSUMED.............................  7
        Section 2.10         LIABILITIES AND OBLIGATIONS NOT ASSUMED.........  7

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF EACH OWNER..................  8

        Section 3.01         BY EACH OWNER...................................  8

ARTICLE IV  FURTHER REPRESENTATIONS AND WARRANTIES OF THE SELLER
                             AND THE OWNERS..................................  8

        Section 4.01         BY THE SELLER AND EACH OWNER....................  8

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF APPLE ...................... 10

        Section 5.01         BY APPLE........................................ 10

ARTICLE VI  COVENANTS EXTENDING TO THE IPO CLOSING DATE...................... 10

        Section 6.01         OF EACH PARTY................................... 10

ARTICLE VII  THE CLOSING AND CONDITIONS TO CLOSING AND
                   CONSUMMATION ............................................. 10

        Section 7.01         THE CLOSING AND CERTAIN CONDITIONS.............. 10

ARTICLE VIII COVENANTS FOLLOWING THE IPO CLOSING DATE........................ 11

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        Section 8.01         OF EACH PARTY OTHER THAN THE SELLER............. 11

ARTICLE IX  INDEMNIFICATION.................................................. 12

        Section 9.01         INDEMNIFICATION RIGHTS AND OBLIGATIONS.......... 12

ARTICLE X      LIMITATIONS ON COMPETITION.................................... 12

        Section 10.01        PROHIBITED ACTIVITIES........................... 12
        Section 10.02        DAMAGES......................................... 13
        Section 10.03        REASONABLE RESTRAINT............................ 13
        Section 10.04        SEVERABILITY; REFORMATION....................... 13
        Section 10.05        [INTENTIONALLY DELETED]......................... 13
        Section 10.06        MATERIALITY..................................... 13

ARTICLE XI  GENERAL PROVISIONS............................................... 13

        Section 11.01        TREATMENT OF CONFIDENTIAL INFORMATION........... 13
        Section 11.02        RESTRICTIONS ON TRANSFER OF APPLE COMMON STOCK.. 14
        Section 11.03        BROKERS AND AGENTS.............................. 15
        Section 11.04        ASSIGNMENT; NO THIRD PARTY BENEFICIARIES........ 15
        Section 11.05        ENTIRE AGREEMENT; AMENDMENT; WAIVERS............ 15
        Section 11.06        COUNTERPARTS.................................... 16
        Section 11.07        EXPENSES........................................ 16
        Section 11.08        NOTICES......................................... 16
        Section 11.09        GOVERNING LAW................................... 17
        Section 11.10        EXERCISE OF RIGHTS AND REMEDIES................. 17
        Section 11.11        TIME............................................ 18
        Section 11.12        REFORMATION AND SEVERABILITY.................... 18
        Section 11.13        REMEDIES CUMULATIVE............................. 18
        Section 11.14        RESPECTING THE IPO.............................. 18

ARTICLE XII  TERMINATION..................................................... 18

        Section 12.01        TERMINATION OF THIS AGREEMENT................... 18
        Section 12.02        LIABILITIES IN EVENT OF TERMINATION............. 19

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                             CONTRIBUTION AGREEMENT


               THIS CONTRIBUTION AGREEMENT (this "Agreement") is made as of February 26, 1997, by and among Apple Orthodontix, Inc., a Delaware corporation ("AOI"), 718842 Alberta Inc., an Alberta corporation ("Apple") (AOI, Apple and their affiliates are referred to hereinafter as the "Apple Group"), Duncan Y. Brown Professional Corporation (the "Seller"), and the persons listed on the signature pages hereof under the caption "Owners" (collectively, the "Owners," and each of those persons, individually, an "Owner"). This Agreement consists of the Contribution Agreement set forth below and a separate document of Uniform Provisions, which shall be a part hereof for all purposes.

                              PRELIMINARY STATEMENT

               The parties to this Agreement have determined it is in their best long-term interests to effect a transaction pursuant to which:

               (a) The Seller will sell, transfer, assign and deliver to Apple, on the terms and subject to the conditions set forth herein, substantially all of the assets used by Seller in the business (the "Business") of providing orthodontic services to patients (the "Acquisition"); and

               (b) AOI shall effect a public offering of shares of its common stock and issue and sell those shares.

               The board of directors of Apple and the Seller have approved and adopted this Agreement to effect a transaction pursuant to Section 85 of the Income Tax Act (Canada).

               NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and undertakings contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

               Section 1.01 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the meanings assigned to them below in this Section
1.01. Capitalized terms used in this Agreement and not defined below in this
Section 1.01 have the respective meanings assigned to them in the Preliminary Statement or Section 1.02 found in the Uniform Provisions.

               "Accounts Receivable" has the meaning specified in Section 2.01.

               "Acquired Assets" has the meaning specified in Section 2.01.

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               "Acquisition" has the meaning specified in the Preliminary
        Statement of this Agreement.

               "Acquisition Consideration" has the meaning specified in Section 2.04.

               "Agreed Rate" means 8.0% per annum.

               "Agreement" means this Agreement, including the Disclosure Statement relating to this Agreement and all attached Addenda, Annexes and Exhibits, as each of the same may be amended, modified or supplemented from time to time pursuant to the provisions hereof or thereof.

               "AOI" means Apple Orthodontix, Inc., a Delaware corporation.

               "Apple Acquisition Candidate" means any Entity engaged in any of the businesses of providing orthodontic services to patients (i) which was called on by any Owner, Seller, Apple or the Subsidiaries of the Seller or Apple in connection with the possible acquisition by any of them of that Entity or (ii) of which any of them has made an acquisition analysis.

               "Business" has the meaning specified in the Preliminary Statement of this Agreement.

               "Closing" has the meaning specified in Section 7.01.

               "Closing Memorandum" means the form of closing memorandum to be prepared by Apple for the Closing under this Agreement in which are included the forms of certificates of officers, the opinions of counsel and certain other documents to be delivered at the Closing as provided in Article VII.

               "Contracts" has the meaning specified in Section 2.01(d).

               "Counsel for Apple" means Jackson & Walker, L.L.P.

               "Counsel for the Seller and the Owners means Code Hunter Wittmann, Barristers & Solicitors.

               "Current Balance Sheet" means the unaudited balance sheet of the Business as at the Current Balance Sheet Date.

               "Current Balance Sheet Date" means September 30, 1996.

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               "Disclosure Statement" means the written statement attached to and made a part of this Agreement in which (a) exceptions are taken to certain of the representations and warranties made by the Seller and the Owners herein, (b) it is confirmed that no exception is taken to that representation and warranty or (c) additional information is provided with respect to a particular provision herein or in the Uniform Provisions.

               "Excluded Assets" has the meaning specified in Section 2.01.

               "Fixed Assets" has the meaning specified in Section 2.01.

               "Founding Companies" has the meaning specified in the Preliminary Statement of this Agreement.

               "Inventory" has the meaning specified in Section 2.01.

               "Leases" has the meaning specified in Section 2.01.

               "Orthodontic Entity" means the Seller.

               "Orthodontic Entity Common Stock" has the meaning specified in
        Section 4.01(f).

               "Other Agreements" has the meaning specified in the Preliminary Statement of this Agreement.

               "Other Founding Company" has the meaning specified in the Preliminary Statement of this Agreement.

               "Owner" has the meaning specified in the preamble of this Agreement.

               "Owner Employment Agreement" means the Employment Agreement to be entered into as of the IPO Closing Date between the Orthodontic Entity and each Owner.

               "Purchase and Sales Contracts" has the meaning specified in
        Section 2.01.

               "Pro Rata Share" means for each Owner (a) if Seller is a corporation, the fraction expressed as a percentage (i) the numerator of which is the number of shares of outstanding Seller Common Stock owned by that Person, as set forth in Section 3.02 of the Disclosure Statement, and (ii) the denominator of which is the total number of shares of outstanding Seller Common Stock owned by all Owners, as set forth in Section 3.02 of the Disclosure Statement, or (b) if Seller is a partnership, the fraction expressed as a percentage (i) the numerator of which is the number of partnership interests owned by that person, as set forth in Section 3.02 of the Disclosure Statement, and (ii) the denominator

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        of which is the total number of outstanding partnership interests owned by all Owners, as set forth in Section 3.02 of the Disclosure Statement.

               "Purchaser Representative" means a "purchaser representative" as defined in Securities Act Rule 501(h).

               "Retained Receivables" has the meaning specified in Section 2.07.

               "Restricted Period" has the meaning specified in Section 11.02.

               "Scheduled Agreements" means the agreements described in Section
        4.11 of the Disclosure Statement.

               "Seller" has the meaning specified in the preamble of this Agreement.

               "Seller Common Stock" means, if Seller is a corporation, the common stock of the Seller.

               "Service Agreement" means the Service Agreement to be entered into as of the IPO Closing Date among Apple, the Owners and the Orthodontic Entity.

               "Territory" has the meaning specified in Section 10.01.

               "Threshold Amount" means 2% of the Transaction Value.

               "Transaction Value" means an amount equal to the Seller's revenues (less bad debts) for the 12-month period ended December 31, 1996, multiplied by 1.2.

               "Transfer Taxes" has the meaning specified in Section 11.07.

               "Uniform Provisions" means the Uniform Provisions for the Acquisition of Founding Companies attached hereto as Annex 1.

                                   ARTICLE II

         THE ACQUISITION, CONTRIBUTION AND DELIVERY; OBLIGATIONS ASSUMED

               Section 2.01 ACQUIRED ASSETS AND EXCLUDED ASSETS. Subject to the terms and conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, at the Closing, Seller is transferring, conveying, assigning and delivering to Apple, and Apple is acquiring from Seller, all of the following assets, property and rights used by the Seller in the Business (collectively, the "Acquired Assets"):

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               (a) all tools, equipment, machinery, dies, furniture, fixtures, store equipment, service equipment, computer equipment and leasehold improvements (the "Fixed Assets");

               (b) all rights of Seller under express or implied warranties, if any, from the suppliers of the Seller, manufacturers or others with respect to the Acquired Assets;

               (c) the leases of real property listed in Section 2.01 of the Disclosure Statement under the heading "Leases" (the "Leases").

Notwithstanding the foregoing, the Acquired Assets shall not include, and Apple will not acquire, any assets listed in Section 2.01 of the Disclosure Statement under the heading "Excluded Assets" (the "Excluded Assets").

               Section 2.02 THE CLOSING. The Closing of the Acquisition will be at 8:00 a.m., eastern daylight or standard time, on the IPO Closing Date.

               Section 2.03 INTENTIONALLY DELETED.

               Section 2.04 ACQUISITION PRICE. The acquisition price being paid by Apple at the Closing for the Acquired Assets (the "Acquisition Consideration") is $369,717 (U.S.) and the number of whole shares of the common stock of Apple convertible on a one for one basis to common shares of AOI, subject to appropriate anti-dilution provisions that equals $1,478,867 divided by the IPO Price. Each share of such common stock shall have the right attached to it to be converted into one common share of AOI of the type issued pursuant to the IPO, subject to appropriate anti-dilution protections. The aforementioned common stock of Apple will be issued so as to permit the Seller a deferral for Canadian income tax purposes.

               Section 2.05 ALLOCATION REPORTING. Apple and Seller agree to report the allocation of the Acquisition Consideration among the Acquired Assets, the Service Agreement and the covenant not to compete contained in
Section 10.01 on a fair market value basis.

               Section 2.06 FRACTIONAL SHARES. Notwithstanding any other provision herein, no fractional shares of Apple Common Stock will be issued, and any Owner entitled hereunder to receive a fractional share of Apple Common Stock but for this Section 2.06 will have the cash portion of the Acquisition Consideration hereunder reduced in an amount sufficient to enable the issuance of an additional whole share of Apple Common Stock multiplied by the IPO Price.

               Section 2.07 INTENTIONALLY DELETED

               Section 2.08 INTENTIONALLY DELETED

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               Section 2.09 OBLIGATIONS ASSUMED. As part of the consideration for the Acquired Assets, and subject to Section 2.10, Apple shall assume Seller's obligations that accrue after the IPO Closing Date under the Contracts and Purchase and Sale Contracts listed on Section 2.01 of the Disclosure Statement and under the Leases and such other obligations listed in Section 2.09 of the Disclosure Statement, in each case if but only if they are assigned or transferred to Apple.

               Section 2.10 LIABILITIES AND OBLIGATIONS NOT ASSUMED. Other than as specifically set forth in Section 2.09 above, Apple assumes no obligation whatsoever of Seller or any Owner, under or in connection with any contract between Seller or any Owner and any third party or otherwise. Furthermore, except as specifically set forth in Section 2.09 above, Apple expressly disclaims the assumption of any liability of any type whatsoever of Seller or any Owner or in connection with any of Seller's or any Owner's assets or business operations, including without limitation (i) any and all Tax liabilities accruing on or before the Closing in connection with any Acquired Assets or otherwise, (ii) any and all liabilities arising from or under any Environmental Laws, (iii) any and all liabilities in connection with any claim by any Person claiming to have suffered any environmental damage or harm of any type, including any actual or alleged damage or harm to groundwater, surface water, well water, ground, soil, or the atmosphere, or otherwise relating to any Hazardous Substance, (iv) any and all employment or personnel-related liabilities whatsoever of Seller or any Owner, including, but not limited to, any liability under any employment contract, liability for wages or salary, liability for bonuses or commissions, liability for severance (including without limitation as a result of this transaction),liability for disabled individuals, workers' compensation liability, sick pay, vacation accruals, or similar matters, any profit sharing plan or any liability thereunder, any pension plan or liability thereunder, any welfare benefit plan or any liability thereunder, or liability for any claims alleging illegal discrimination of any type, (v) any indebtedness of Seller or any Owner, and (vi) any liability or obligation (contingent or otherwise) of Seller or any Owner arising out of any claim, litigation or proceeding threatened or pending on or before the IPO Pricing Date or out of any claim, litigation or proceeding threatened or initiated after the IPO Pricing Date to the extent based on or caused by any act or omission occurring, or condition or circumstances existing, prior to the IPO Pricing Date, or any condition caused by any act or omission occurring prior to the IPO Pricing Date, or any product sold or manufactured by the Seller or any Owner or any service provided by Seller or any Owner (including all product liability and warranty claims and product returns with respect thereto).

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF EACH OWNER

               Section 3.01 BY EACH OWNER. Each Owner represents and warrants to Apple that, as applied solely to himself, all the following representations and warranties in this Article III are as of the date of this Agreement, and will be, as amended or supplemented pursuant to Section 6.08, on the date of the Closing and the IPO Closing Date, true and correct:

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               (a) the representations and warranties contained in Article III of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) are true and correct as applied solely to himself, and his agreements set forth in that Article hereby are agreed to.

                                   ARTICLE IV

                                     FURTHER
                         REPRESENTATIONS AND WARRANTIES
                                       OF
                            THE SELLER AND THE OWNERS

               Section 4.01 BY THE SELLER AND EACH OWNER. The Seller and each Owner, jointly and severally represent and warrant to, and agree with, Apple that, except as set forth in Section 4.01 of the Disclosure Statement all the following representations and warranties in this Article IV are as of the date of this Agreement, and will be, as amended or supplemented pursuant to Section 6.08, on the date of the Closing and the IPO Closing Date, true and correct:

               (a) the Organization State of each of the Seller and the Seller Subsidiaries is the Province of Alberta, Canada, and each of the Seller and the Seller Subsidiaries (i) is either (A) a corporation duly organized, validly existing and in good standing, or (B) a partnership duly formed and validly existing, under the laws of that Province, (ii) has all requisite corporate or partnership power and authority under those laws and its Charter Documents to own or lease and to operate its properties and to carry on its business as now conducted and (iii) is duly qualified and in good standing as a foreign corporation or partnership in all jurisdictions in which it owns or leases property or in which the carrying on of its business as now conducted so requires except where the failure to be so qualified, singly or in the aggregate, would not have a Material Adverse Effect;

               (b) Intentionally Deleted.

               (c) Intentionally Deleted.

               (d) Intentionally Deleted.

               (e) (i) each Owner will be acquiring the shares of Apple Common Stock to be issued pursuant to Section 2.04 to him solely for his account, for investment purposes only and with no current intention or plan to distribute, sell or otherwise dispose of any of those shares in connection with any distribution; (ii) each Owner is not a party to any agreement or other arrangement for the disposition of any shares of Apple Common Stock other than this Agreement and the Registration Rights Agreement; (iii) each Owner is either an "accredited investor" as defined in Securities Act Rule 501(a) or, if such Owner is not such an investor, Section 4.01(e) of the Disclosure Statement sets forth the name and

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        address of his Purchaser Representative; (iv) such Owner (A) is able to bear the economic risk of an investment in the Apple Common Stock acquired pursuant to this Agreement, (B) can afford to sustain a total loss of that investment, and (C) either (1) has such knowledge and experience in financial and business matters that such Owner is capable of evaluating the merits and risks of the proposed investment in the Apple Common Stock, or (2) such Owner's Purchaser Representative has had an adequate opportunity to ask questions and receive answers from the officers of Apple concerning any and all matters relating to the transactions contemplated hereby, including the background and experience of the current and proposed officers and directors of Apple, the plans for the operations of the business of Apple, the business, operations and financial condition of the Other Founding Companies and any plans of Apple for additional acquisitions or such Owner's Purchaser Representative has asked all questions of the nature described in the immediately preceding clause, and all those questions have been answered to his satisfaction and the satisfaction of his Purchaser Representative;

               (f) (i) the capitalization of the Orthodontic Entity shall be in compliance with the requirements of the applicable regulations of the Organization State, and no shares of capital stock of the Orthodontic Entity (the "Orthodontic Entity Common Stock"), are, or will be, held in treasury; (ii) except as set forth in Section 4.01 of the Disclosure Statement, the Owners own, or will own, all of the issued and outstanding shares of Orthodontic Entity Common Stock, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies and shareholders' agreements; (iii) each outstanding share of Orthodontic Entity Common Stock has been legally and validly issued and is, or will be, fully paid and nonassessable; (iv) there exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of the Orthodontic Entity; and (v) no shares of capital stock of the Orthodontic Entity have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of the Orthodontic Entity's stockholders; and

               (g) the representations and warranties contained in Article IV of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) are true and correct, and the agreements set forth in that Article hereby are agreed to.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF APPLE

               Section 5.01 BY APPLE. Apple represents and warrants to the Seller and each Owner that all the following representations and warranties in this Article V are as of the date of this Agreement, and will be on the date of the Closing and the IPO Closing Date, true and correct: the representations and warranties contained in Article V of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) are true and correct.

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                                   ARTICLE VI

                   COVENANTS EXTENDING TO THE IPO CLOSING DATE

               Section 6.01 OF EACH PARTY. Until the IPO Closing Date, subject to the waiver provisions of Section 11.05, each party hereto will comply with each covenant for which provision is made in Article VI of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) to be performed or observed by that party.

                                   ARTICLE VII

             THE CLOSING AND CONDITIONS TO CLOSING AND CONSUMMATION

               Section 7.01 THE CLOSING AND CERTAIN CONDITIONS. (a) THE CLOSING. On or before the IPO Pricing Date, the parties hereto will take all actions necessary to (i) effect the Acquisition and satisfy the document delivery requirements to which the obligations of the parties to effect the Acquisition and the other transactions contemplated hereby are conditioned by the provisions of this Article VII (all those actions collectively being the "Closing"). The Closing will take place at the offices of Jackson & Walker, L.L.P., 42nd Floor, 1100 Louisiana, Houston, Texas at 10:00 a.m., Houston time, or at such later time on the IPO Pricing Date as Apple shall specify by written notice to Robert
J. Syverson. The actions taken at the Closing will not include the completion of either the Acquisition or the delivery of a bill of sale or the Acquisition Consideration pursuant to Section 2.04. Instead, on the IPO Closing Date, all transactions contemplated by this Agreement to be closed or completed on or before the IPO Closing Date, including the surrender of a bill of sale in exchange for the Acquisition Consideration (including a certified check or checks in an amount equal to the cash portion of the Acquisition Consideration) will be closed or completed, as the case may be. During the period from the Closing to the IPO Closing Date, this Agreement may be terminated by the parties only pursuant to Section 12.01(b)(i).

                      (b) CERTAIN CONDITIONS TO THE OBLIGATIONS OF THE SELLER AND EACH OWNER. The obligations of the Seller and each Owner, with respect to the actions to be taken by them at or before the Closing are subject to the satisfaction on or before the date of the Closing, or waiver by such Seller and such Owner pursuant to Section 11.05, of all the conditions set forth in Sections 7.02(a) and 7.03. The obligations of the Seller and each Owner with respect to the actions to be taken on the IPO Closing Date are subject to the satisfaction on that date of all the conditions set forth in Section 7.02(b) and 7.03.

                      (c) CERTAIN CONDITIONS TO THE OBLIGATIONS OF APPLE. The obligations of Apple with respect to actions to be taken at or before the Closing are subject to the satisfaction on or before the date of the Closing, or waiver by them pursuant to Section 11.05.

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                      (d) The obligations of Apple with respect to the actions
to be taken on the IPO Closing Date are subject to the satisfaction on that date, or waiver by Apple pursuant to Section 11.05, of the following conditions:
(i) each Owner Employment Agreement and the Service Agreement in substantially the form attached hereto as Exhibit 7.01(d), then shall be in full force and effect; (ii) any of the conditions set forth herein; and (iii) delivery to Apple of a bill of sale and deeds, assignments and any other necessary instruments, satisfactory in form and content and approved prior to Closing by Apple, conveying all the Purchased Assets to Apple;

                      (e) The text of Article VII of the Uniform Provisions hereby is incorporated herein by this reference.

                                  ARTICLE VIII

                    COVENANTS FOLLOWING THE IPO CLOSING DATE

               Section 8.01 OF EACH PARTY OTHER THAN THE SELLER. From and after the IPO Closing Date, subject to the waiver provisions of Section 11.05, each party hereto (other than the Seller) will comply with each covenant for which provision is made in Article VIII of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) to be performed or observed by that party.

                                   ARTICLE IX

                                 INDEMNIFICATION

               Section 9.01 INDEMNIFICATION RIGHTS AND OBLIGATIONS. The text of
Article IX of the Uniform Provisions hereby is incorporated herein by this reference.

                                    ARTICLE X

                           LIMITATIONS ON COMPETITION

               Section 10.01 PROHIBITED ACTIVITIES. Seller and each Owner agree, severally and not jointly with any other Person, that he will not, during the period beginning on the date hereof and ending on the fifth anniversary of the date hereof, directly or indirectly, for any reason, for his own account or on behalf of or together with any other Person directly or indirectly establish, operate or provide orthodontist services at any orthodontic office, clinic or other facility providing services similar to those provided by the Orthodontic Entity or engage or participate in or finance any business which engages in direct competition with the business being conducted by Apple, in either case, anywhere within the City of Calgary south of the Bow River or within a radius of eight miles of each location in which any of the Seller or the Seller Subsidiaries was engaged in

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business on the date hereof or immediately prior to the IPO Closing Date, whichever area is greater (the "Territory");

Notwithstanding the foregoing, Seller or any Owner may own and hold as a passive investment up to 2% of the outstanding Capital Stock of a competing Entity if that class of Capital Stock of any publicly owned and traded entity.

               Section 10.02 DAMAGES. Because of the difficulty of measuring economic losses to Apple as a result of any breach by an Owner of his covenants in Section 10.01, and because of the immediate and irreparable damage that could be caused to Apple for which it would have no other adequate remedy, each Owner agrees that Apple may enforce the provisions of Section 10.01 by injunctions and restraining orders against such Owner if he breaches any of those provisions.

               Section 10.03 REASONABLE RESTRAINT. The parties hereto each agree that Sections 10.01 and 10.02 impose a reasonable restraint on the Owners in light of the activities and business of Apple on the date hereof, the current business plans of Apple and the investment by each Owner in Apple as a result of the Acquisition.

               Section 10.04 SEVERABILITY; REFORMATION. The covenants in this
Article X are severable and separate, and the unenforceability of any specific covenant in this Article X is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Article X. If any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in Section 10.01 are unreasonable as applied to any Owner, the parties hereto, including that Owner, acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent as applied to that Owner and any other Owner similarly situated.

               Section 10.05 [INTENTIONALLY DELETED].

               Section 10.06 MATERIALITY. The Seller and each Owner, severally and not jointly with any other Person, hereby agree that this Article X is a material and substantial part of the transactions contemplated hereby.

                                   ARTICLE XI

                               GENERAL PROVISIONS

               Section 11.01 TREATMENT OF CONFIDENTIAL INFORMATION. Each party hereto will comply with each covenant for which provision is made in Section
11.15 of the Uniform Provisions (the text of which Section hereby is incorporated herein by this reference) to be performed or observed by that party.

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               Section 11.02 RESTRICTIONS ON TRANSFER OF APPLE COMMON STOCK. (a)
During the one-year period ending on the second anniversary of the IPO Closing Date (the "Restricted Period") each Owner will not voluntarily, except with Apple's consent: (i) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of (A) any shares of Apple Common Stock received in the Acquisition or (B) any interest in (including any option to buy or sell) any of those shares of Apple Common Stock, in whole or in part, and Apple will have no obligation to, and shall not, treat any such attempted transfer as effective for any purpose; or (ii) engage in any transaction, whether or not with respect to any shares of Apple Common Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of Apple Common Stock acquired pursuant to Section 2.04. The certificates evidencing such Apple Common Stock will bear a legend containing such information as Apple may deem necessary or appropriate.

               Section 11.03 RESTRICTIONS ON TRANSFER OF AOI COMMON STOCK. (a) During the one-year period ending on the first anniversary of the IPO Closing Date (the "Restricted Period") (or if the one-year "holding" period for restricted securities under Rule 144 under the Securities Act is reduced by the SEC, the Restricted Period will be correspondingly reduced), each Owner will not voluntarily, except pursuant to and in accordance with the applicable provisions of the Registration Rights Agreement: (i) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of (A) any shares of AOI common shares receivable on conversion of the Apple Common Stock received with respect to the Acquisition or (B) any interest in (including any option to buy or sell) any of those shares, in whole or in part, and Apple and AOI will have no obligation to, and shall not, treat any such attempted transfer as effective for any purpose; or (ii) engage in any transaction, whether or not with respect to any such shares or any interest therein, the intent or effect of which is to reduce the risk of owning any such shares acquired pursuant to
Section 2.04 (including, for example engaging in put, call, short-sale, straddle or similar market transactions); provided, however, that this Section 11.03 shall not restrict any transfer of such shares acquired by Owner pursuant to
Section 2.04 to any of that Owner's Related Persons or employees who agree in writing to be bound by the provisions of Section 11.01, Section 11.02 and
Section 11.03. The certificates evidencing such AOI common shares will bear a legend substantially in the form set forth below and containing such other information as AOI may deem necessary or appropriate:

        EXCEPT PURSUANT TO THE TERMS OF THE CONTRIBUTION AGREEMENT AMONG THE ISSUER, THE HOLDER OF THIS CERTIFICATE AND THE OTHER PARTIES THERETO, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOLUNTARILY SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED VOLUNTARY SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION OF ANY OF THOSE SHARES, DURING THE

        ONE-YEAR PERIOD ENDING ON __________ DATE THAT IS THE FIRST ANNIVERSARY OF THE IPO CLOSING DATE (THE "RESTRICTED PERIOD"). ON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

               (b) Each Owner (i) acknowledges that the shares of Apple Common Stock to be delivered to Seller pursuant to Section 2.04 and the AOI shares into which they may be converted have not been and, except pursuant to the Registration Rights Agreement, if applicable, will not be registered under the Securities Act and therefore may not be resold without compliance with the Securities Act and (ii) covenants that upon conversion of the Apple Common Stock into AOI common shares, none of such shares will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all the applicable provisions of the Securities Act and the rules and regulations of the SEC and applicable state and provincial securities laws and regulations. All certificates evidencing shares of AOI issued upon the aforesaid conversion of the Apple Common Stock shall bear the following legend in addition to the legend prescribed by Section 11.02(a):

        THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THAT LAW AND OTHER APPLICABLE SECURITIES LAWS.

In addition, certificates evidencing shares of Apple Common Stock or AOI common shares issued hereunder to each Owner will bear any legend required by the securities or blue sky laws of the province or state in which that Owner resides.

               Section 11.03 BROKERS AND AGENTS. Except as disclosed in the Private Placement Memorandum, each Owner represents and warrants to Apple that such Owner has not directly or indirectly employed or become obligated to pay any broker or similar agent in connection with the transactions contemplated hereby and agree, to indemnify Apple against all Damage Claims arising out of claims for any and all fees and commissions of brokers or similar agents employed or promised payment by such Owner.

               Section 11.04 ASSIGNMENT; NO THIRD PARTY BENEFICIARIES . This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding on and inure to the benefit of the parties hereto, the successors of Apple, and the heirs and legal representatives of the Seller. Neither this Agreement nor any other Transaction Document is intended, or shall be construed, deemed or interpreted, to confer on any Person not a party hereto or thereto any rights or remedies hereunder or thereunder, except as provided expressly herein.

               Section 11.05 ENTIRE AGREEMENT; AMENDMENT; WAIVERS. This Agreement and the documents delivered pursuant hereto constitute the entire agreement and understanding among each Owner, the Seller and Apple and supersede all prior agreements and understandings, both written and oral, relating to the subject matter of this Agreement. This Agreement may be amended, modified or supplemented, and any right hereunder may be waived, if, but only if, that amendment, modification, supplement or waiver is in writing and signed by the Seller and Apple; provided, however, that no such amendment, modification, supplement or waiver will be effective unless it is signed by each Owner affected thereby to the extent that it (a) changes the several nature of that Owner's representations and warranties (to the extent they are not already joint and several as provided in Sections 4.01 and 11.03), (b) waives the consummation of the IPO as a condition to consummation of the Acquisition or (c) amends or waives this sentence. The waiver of any of the terms and conditions hereof shall not be construed or interpreted as, or deemed to be, a waiver of any other term or condition hereof.

               Section 11.06 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same instrument.

               Section 11.07 EXPENSES. Whether or not the transactions contemplated hereby are consummated, (a) Apple and the Seller, respectively, will each pay their, and their Representatives' fees, expenses and disbursements incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance of and compliance with all conditions to be performed by Apple under this Agreement, including the costs of preparing the Registration Statement, and (b) the Seller will pay all sales, use, transfer and other similar Taxes and fees (collectively, "Transfer Taxes") incurred by the Seller or Apple in connection with the transactions contemplated hereby which are not recoverable by Apple, and the fees, expenses and disbursements of Counsel for the Seller and each Owner incurred in connection with the subject matter of this Agreement and the Registration Statement on or before the IPO Closing Date; provided, however, if the Seller terminates this Agreement otherwise than as permitted by Article XII, the Seller will, no later than 10 Houston, Texas business days after Apple makes a written request therefor, reimburse Apple in the amount equal to the aggregate fees, costs and other expenses invoiced to Apple by Arthur Andersen LLP in connection with its audit of the Seller's financial statements at December 31, 1996 and for the 12-month period then ended; provided further, however, that neither the Seller nor any Owner shall be required to reimburse Apple for such fees, costs and expenses in the event such termination follows the death of an Owner. The Seller will file all necessary documentation and Returns with respect to all Transfer Taxes. In addition, Seller will pay all Taxes due upon receipt of the consideration payable to Seller pursuant to Article II.

               Section 11.08 NOTICES. All notices required or permitted hereunder shall be in writing, and shall be deemed to be delivered and received
(a) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent or
(b) if delivered by mail (whether actually received or not), at the close of business on the third Houston, Texas business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

               (i)    if to Apple, addressed to it at:

                      Apple Orthodontix, Inc.
                      One West Loop South
                      Suite 100
                      Houston, Texas  77027
                      Attn.: Robert J. Syverson, President

                      with copies (which shall not constitute notice for purposes of this Agreement) to:

                      Jackson & Walker, L.L.P.
                      1100 Louisiana, Suite 4200
                      Houston, Texas  77002
                      Attn: Richard S. Roth, Esq.;

               (ii) if to an Owner, addressed to them at their address set forth in Section 2.04 of the Disclosure Statement; and

               (iii) if to the Seller, addressed to it at:

                      290 10655 Southport Road S.W.
                      Calgary, Alberta

                      Attn:  Dr. Duncan Y. Brown

                      with copies (which shall not constitute notice for purposes of this Agreement) to:

                      Code Hunter Wittmann
                      1400 700 2nd Street S.W.
                      Calgary, Alberta
                      T2P 4V5
                      Attn: Kevin W. Keyes

               Section 11.09 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF.

               Section 11.10 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay or omission in the exercise of any right, power or remedy accruing to any party hereto as a result of any breach or default hereunder by any other party hereto shall impair any such right, power or remedy, nor shall it be construed, deemed or interpreted as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be construed, deemed or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver.

               Section 11.11 TIME. Time is of the essence in the performance of this Agreement in all respects.

               Section 11.12 REFORMATION AND SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable, that provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

               Section 11.13 REMEDIES CUMULATIVE. No right, remedy or election given by any term of this Agreement shall be deemed exclusive, but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

               Section 11.14 RESPECTING THE IPO. The Seller acknowledges and agrees that: (a) no firm commitment, binding agreement or promise or other assurance of any kind, whether express or implied, oral or written, exists at the date hereof that the Registration Statement will become effective or that the IPO will occur at a particular price or within a particular range of prices or occur at all; (b) neither Apple or any of its Representatives nor any prospective underwriters in the IPO will have any liability to the Seller, each Owner or any of their respective Affiliates or associates for any failure of (i) the Registration Statement to become effective (provided, however, that Apple will use its reasonable best efforts to cause the Registration Statement to become effective prior to December 31, 1997) or (ii) the IPO to occur at a particular price or within a particular range of prices or to occur at all; and
(c) the decision of Seller and each Owner to enter into this Agreement has been or will be made independent of, and without reliance on, any statements, opinions or other communications of, or due diligence investigations that have been or will be made or performed by, any prospective underwriter relative to Apple or the IPO. The Underwriter shall have no obligation to Seller or with respect to any disclosure contained in the Registration Statement.

                                   ARTICLE XII

                                   TERMINATION

               Section 12.01 TERMINATION OF THIS AGREEMENT. (a) This Agreement may be terminated at any time prior to the Closing solely:

               (i) by the mutual written consent of Apple and the Seller;

               (ii) by the Seller, on the one hand, or by Apple, on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by December 31, 1997, unless the failure of such transactions to be consummated results from the willful failure of the party seeking to terminate this Agreement to perform or adhere to any agreement required hereby to be performed or adhered to by it prior to or at the Closing or thereafter on the IPO Closing Date; or

               (iii) by the Seller, on the one hand, or by Apple, on the other hand, if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein.

               (b) This Agreement may be terminated after the Closing solely:

               (i) by Apple or the Seller if the Underwriting Agreement is terminated pursuant to its terms after the Closing and prior to the consummation of the IPO; or

               (ii) automatically and without action on the part of any party hereto if the IPO is not consummated within 15 New York City business days after the date of the Closing.

               (c) If this Agreement is terminated pursuant to this Section 12.01, the Acquisition will be deemed for all purposes to have been abandoned and of no force or effect.

               Section 12.02 LIABILITIES IN EVENT OF TERMINATION. If this Agreement is terminated pursuant to Section 12.01, there shall be no liability or obligation on the part of any party hereto except (a) as provided in Section
11.07 and (b) to the extent that such liability is based on the breach by that party of any of its representations, warranties or covenants set forth in this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            APPLE ORTHODONTIX, INC.


                                            By: /s/ John G. Vondrak, D.D.S
                                                Printed Name: John G. Vondrak,
                                                              D.D.S
                                                Title: Chief Executive Officer

                                            718842 ALBERTA INC.

                                            By: /s/ John G. Vondrak, D.D.S
                                                Printed Name: John G. Vondrak,
                                                              D.D.S
                                                Title: Chief Executive Officer

                                            DUNCAN Y. BROWN PROFESSIONAL CORP.

                                            By: /s/ Duncan Y. Brown
                                                Printed Name: Duncan Y. Brown
                                                Title: President


                                            /s/ Duncan Y. Brown
                                            DR. DUNCAN Y. BROWN